Exhibit 1
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                                  EURAND N.V.

                 Notice, Agenda & Explanation of Agenda Items /
                             Shareholders' Circular

                 Extraordinary General Meeting of Shareholders
                        29 August 2007 at 10.00 AM (CET)

                       Fred. Roeskestraat 123, Amsterdam
                                The Netherlands


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EURAND N.V.

NOTICE OF AN EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS


Notice is hereby given of an Extraordinary General Meeting ("EGM") of the Shareholders of Eurand N.V. (the "Company") to be held on 29 August 2007 at 10:00 AM (CET) at the offices of the Company, in Fred. Roeskestraat 123, 1076 EE Amsterdam, The Netherlands.

The agenda of the meeting, containing proposals made by the Board of Directors, is as follows:

1.   Opening
2.   Confirmation of the term of appointment of the incumbent Directors
3.   Appointment of two independent, non-executive Directors `B'
4.   Approval of Director Compensation
5. Approval of the Company's Amended and Restated 1999 Stock Option Plan to be renamed the "Eurand N.V. Equity Compensation Plan"
6.   Questions
7.   Closing

Copies of the agenda and the explanation of agenda items / shareholders' circular may be obtained free of charge at the Company's offices by shareholders and other persons entitled to attend the meeting, upon request, as of 6 August 2007 until the close of the meeting. Copies of these items are also available on the Company's website: www.eurand.com/investor information/shareholder meetings.

The Board of Directors has determined that all shareholders of record, who were registered in the Company's shareholders' register held in The Netherlands or in the New York Registry on 3 August 2007 at 5.00 PM (EST), (the "Record Date") or their proxies, are entitled to attend and vote at the EGM.


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Notice of the EGM including the agenda, shall be published in national newspapers in The Netherlands and the USA in accordance with Article 20, Paragraph 2 of the Company's Articles of Association and the Company shall issue a press release announcing the meeting. Forms of proxy and proxy cards shall be sent respectively to the registered shareholders and to the beneficial owners who hold the Company's shares, directly or indirectly through the Depositary Trust Company (the "Investors") as of the Record Date.

Exercise of Meeting Rights

Registered shareholders wishing to exercise their shareholder rights in person must notify the Board of Directors of their intention to attend the meeting no later than 5.00 PM (CET) on 22 August 2007, by sending a fax to +31 20 577 1188 (Attn. Ms. Nicky To Nguyen) stating (i) their name and (ii) the number of shares registered in their name. Registered shareholders wishing to exercise their shareholder rights by proxy must return the form of proxy completed in accordance with the instructions set forth therein, no later than 5.00 PM (EST) on 24 August 2007.

Investors may exercise their meeting rights by returning the proxy card completed in accordance with the instructions set forth therein, no later than
5.00 PM (EST) on 24 August 2007. Investors who wish to exercise their meeting rights in person must obtain a legal proxy from their bank or broker and notify the Company of their intention to attend the meeting by sending a fax to + 31 20 577 1188 (Attn. Ms Nicky To Nguyen) stating (i) their name, (ii) the number of shares beneficially owned and (iii) providing proof of share ownership no later than 5.00 PM (CET) on 22 August 2007.

Proof of identity and share ownership / legal proxies are required to be admitted to the meeting.

For further information please contact:  investors@eurand.com.

THE BOARD OF DIRECTORS
Amsterdam, The Netherlands
2 August 2007


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                                   EURAND N.V.

              EXPLANATION OF AGENDA ITEMS / SHAREHOLDERS' CIRCULAR


This document provides information on the items included on the agenda of the Extraordinary General Meeting ("EGM") of Shareholders of Eurand N.V. (the "Company") to be held on 29 August 2007 at 10.00 AM (CET) at the Company's offices in Fred. Roeskestraat 123, 1076 EE Amsterdam, The Netherlands.


Agenda Item 2 - Confirmation of Directors' Term of Appointment

The incumbent members of the Board of Directors were appointed in 1999 and 2000, when the Company was privately-held, for an indefinite period. Pursuant to the Dutch Corporate Governance Code applicable to public companies (the "Code"), the Company's current Articles of Association, as amended on 22 May 2007, and the Company's Corporate Governance Guidelines, directors are appointed for a period of four years. It is proposed to the EGM to confirm the term of appointment of our incumbent directors for an initial period of four years ending on the date of the Annual General Meeting of Shareholders to be held in 2011.


Agenda Item 3 - Appointment of Two Non-executive Directors `B'

The Board of Directors of the Company, (the "Board") has resolved to increase the number of its directors to five. The addition of a director will enable the Board to further enhance the breadth of experience and diversity of skills on which the Company may draw as it implements its strategy to be a leader in the development, manufacture and commercialisation of innovative specialty pharmaceutical products. In addition, Mr. Aleksandar Erdeljan has indicated his intention to step down as a non-executive director and chairman of the Company's audit committee once a suitable successor has been appointed. Mr. Erdeljan, who has been a director since July 2000, is increasingly involved with Catalent Pharma Solutions, Inc. and is stepping down to avoid any potential business conflict of interest with the Company.


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Under Dutch law, directors are appointed by a general meeting of shareholders.
The Board does not have the authority to appoint additional directors or to fill Board vacancies. It is proposed to the EGM, upon the nomination of the Company's independent directors, to appoint Mr. Rolf A. Classon and Mr. Angelo C. Malahias to the Board as non-executive directors `B' for an initial term of three years, commencing on the day after the EGM and ending on the date of the Annual General Meeting of Shareholders to be held in 2010. Both director nominees satisfy the independence criteria of the SEC, NASDAQ and the Code.


MR. CLASSON:

Key Attributes

Mr. Classon has acquired extensive experience in the pharmaceutical industry through senior executive positions held in the USA and in Europe in the course of a distinctive career spanning over 35 years. He has strong commercial attributes and proven skills in the area of corporate development and reorganisation, his accomplishments including the successful implementation of a number of M&A transactions and divestments. He is a native of Sweden but has lived in the USA since 1984. Mr. Classon currently serves on the Boards of Directors of the following US public companies: Auxilium Pharmaceuticals, Inc., Enzon Pharmaceuticals, Inc. and Millipore Corporation.

Biography

Mr. Classon served as Interim President and Chief Executive Officer of Hillenbrand Industries, a US publicly traded holding company with healthcare operations, from May 2005 until March 2006, when he was appointed non-executive chairman of the board of directors. From November 2002 until his retirement in July 2004, he was Chairman of the Executive Committee of Bayer HealthCare. Previously, he had been President of Bayer's Diagnostics Division from 1995, having joined the division in 1991 as Executive Vice President, Worldwide Sales and Service. During his tenure at Bayer, he built the diagnostics business into one of the sector's leading companies, refocusing strategy and spearheading growth also through a number of acquisitions and strategic alliances.


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Prior to joining Bayer, Mr. Classon had a long career at Pharmacia, most recently acting as President and Chief Operating officer of Pharmacia Biosystems AB from 1990 to 1991, where he implemented a major restructuring program, which led to a return to profitability for the Company. Previously, he had been President of Pharmacia Development Company, Inc., a corporate function for mergers, acquisitions and venture capital that consummated over 30 transactions in the course of 6 years. Prior to relocating to the USA in 1984, he had served as President of the Hospital Products Division of Pharmacia AB. He began his career as Director, Organisation Development of Pharmacia in 1969, assuming increasing responsibility before moving into the area of management consulting from 1974 to 1978.


MR. MALAHIAS:

Key Attributes

Mr. Malahias has a comprehensive understanding of the specialty pharmaceutical and drug delivery business gained through senior executive positions held at Andrx Corporation, formerly listed on NASDAQ prior to its acquisition by Watson Pharmaceuticals Inc. In addition, Mr. Malahias satisfies the U.S. Securities and Exchange Commission's definition of "audit committee financial expert" and meets the qualifications of financial sophistication/expertise under Nasdaq Rules and the best practice recommendations of the Code. If appointed to the Board, it is intended that Mr. Malahias will replace Mr. Erdeljan as chairman of the Company's audit committee.

Biography

Mr. Malahias served as President of Andrx Corporation from February 2004 until November 2006 when Andrx Corporation was acquired by Watson Pharmaceuticals, Inc. Prior to his appointment as President, he also served as Chief Financial Officer of Andrx Corporation from January 1996 and was part of the executive team that took Andrx public in June 1996. In 2005, Mr. Malahias re-assumed the role of CFO ad interim in addition to his responsibilities as President through the close of the merger process with Watson. Previously, Mr. Malahias served as Vice President and CFO of Circa Pharmaceuticals, Inc. from January 1995 to January 1996 and Corporate Controller from July 1994 to January 1995. Mr. Malahias graduated from NYU-Stern with a BS cum laude in Accounting & Economics in 1983 and received his New York State CPA designation in 1985.


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He was employed by KPMG LLP from July 1983 to July 1994. He currently serves on the board of directors of Learnwright. Mr. Malahias is American.


Agenda Item 4 - Approval of Director Compensation

It is proposed to the EGM to approve the compensation of the new non-executive directors as follows:


Rolf. A. Classon
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o    Gross Annual Fee of EUR 30,000 pro-rated from the date of appointment;
o Gross Attendance Fee of EUR 750 per meeting of the Board or committee thereof;
o 10,000 stock options at the terms and conditions of grant consistent with current practices and approved by the Board.


Angelo C. Malahias
------------------
o    Gross Annual Fee of EUR 30,000 pro-rated from the date of appointment;
o Gross Annual Audit Chair Fee of EUR 10,000 pro-rated from the date of appointment;
o Gross Attendance Fee of EUR 750 per meeting of the Board or committee thereof;
o 15,000 stock options at the terms and conditions of grant consistent with current practices and approved by the Board.

The outlined compensation package is proposed by the Board upon the recommendation of the Company's Compensation Committee. It is in line with the Compensation Policy of the Company approved by the Annual General Meeting of Shareholders on May 15, 2007 and the compensation of the incumbent non-executive directors approved at the same meeting.


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Agenda Item 5 - Approval of the Company's amended and restated 1999 Stock Option
Plan to be renamed the Eurand N.V. Equity Compensation Plan

It is proposed to the EGM to approve the amendment and restatement of the Company's 1999 Stock Option Plan, to be known henceforth as the Company's "Equity Compensation Plan" (the "Plan") primarily to render it consistent with public company requirements and to provide for other types of stock-based awards in addition to stock options, including restricted shares and stock appreciation rights. Extending the range of equity compensation that may be awarded to employees is in line with current market trends in the US and allows the Company to provide essentially comparable stock incentives for its European employees. In addition, the Plan has been amended to allow the Compensation Committee the ability to delegate limited authority to the Chief Executive Officer to grant awards within certain limits. This flexibility will allow the Company to offer incentives to attract and maintain qualified employees and promote achievement of the Company's longer-term objectives. In all other material respects the Plan remains unchanged.




The Board of Directors
Amsterdam, The Netherlands
2 August 2007


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